Exhibit 10.22

TECHNOLOGY LICENSE AND REFERRAL AGREEMENT

THIS TECHNOLOGY LICENSE AND REFERRAL AGREEMENT (“Agreement”) dated January 2, 2015 (the “Effective Date”) by and between PLASTIC2OIL, INC., a Nevada corporation having an address of 20 Iroquois Street, Niagara Falls, NY 14303 (hereinafter referred to as “P2O”), and ECONAVIGATION, LLC, a New York limited liability company with an address of 1600 Moseley Road, Suite 200, Victor, NY 14564 (hereinafter referred to as “Licensee”);

W I T N E S S E T H :

WHEREAS, P2O has developed certain proprietary technology for the processing of feedstocks through the controlled use of thermal conversion techniques and processes and as part of such technology has developed a proprietary formula for catalyst used as part of such processes;

WHEREAS, P2O produces and sells processing machinery and related equipment utilizing and for the deployment of such proprietary technology;

WHEREAS, Licensee is engaged in the business of processing waste feedstocks consisting of waste plastic and utilizing, when reasonably necessary, used oil, for the purposes of, among other things, creating fuel;

WHEREAS, P2O has agreed to grant a license for its technology to Licensee and to make referrals to Licensee in accordance with the terms herein set forth including, without limitation, the payment by Licensee to P2O of royalties in consideration for the license granted and referrals to be made hereunder;

WHEREAS, P2O and Licensee have also agreed, simultaneously herewith, that P2O shall provide Licensee with catalyst to be used by Licensee in the deployment of the technology licensed hereunder, as more specifically provided in that certain Catalyst Supply Agreement between the parties dated as of the Effective Date (the “Catalyst Supply Agreement”);

WHEREAS, Licensee will purchase P2O processors (as described in Attachment 1 of this Agreement; the “Processing Equipment”) from P2O in accordance with the Equipment Supply Contract between the parties dated as of the Effective Date herewith (“Equipment Supply Contract”);

WHEREAS, in the event that P2O does not perform its obligation to supply the catalyst to be supplied pursuant to the Catalyst Supply Agreement, P2O has also agreed that the license granted hereunder shall extend to the formula and other know-how necessary to produce the catalyst to be supplied under the Catalyst Supply Agreement, but only for the period of P2O’s supply inability; and

WHEREAS, P2O has agreed to monitor, maintain, repair, and upgrade the Processing Equipment pursuant to and in accordance with the terms of a certain Monitoring, Maintenance, Repair and Ugrade Agreement between the parties dated as of the Effective Date (the “MMRU Agreement”); and

NOW, THEREFORE, in consideration of One Dollar in hand paid, the covenants herein expressed, Licensee’s commitment to purchase Processing Equipment and catalyst from P2O, P2O’s performance under the MMRU Agreement, and such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

As used herein, the following terms shall have the following meanings:

1.1. “Affiliate” of a Person means any Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the actions, management and/or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled by” and “under common control with” have correlative meanings.

1.2. “Agreement” has the meaning given in the opening paragraph hereof.

1.3. “Applicable Law” means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment, award, injunction, verdict subpoena, release, license or other legally binding pronouncement of any Governmental Body.

1.4. “Auditor” shall having the meaning set forth in Section 4.2.1.

1.5. “Business Day” means any day other than Saturday, Sunday or any public or legal holiday, whether federal or state, in the place in which a duty or obligation is to be performed.

1.6. “Catalyst Supply Agreement” shall have the meaning set forth in the recitals hereto.

1.7. “Catalyst Supply Failure” means a supply failure as set forth and described in Section 19 of the Catalyst Supply Agreement.

1.8. “Catalyst Technology” means P2O’s proprietary formulae and other Know-How necessary to produce and transport catalysts for processing waste plastic and used oil into fuel.

1.9. “Confidential Information” shall have the meaning set forth in Section 8.1.

1.10. “Contingencies” shall mean, collectively, the Pilot Program Contingency and the Financing Contingency.

1.11. “Copyrights” shall have the meaning set forth in Section 1.45.

1.12. “Disclosing Party” shall have the meaning set forth in Section 8.1.

1.13. “Effective Date” shall be the date first set forth above and defined as such.

1.14. “Embodied Trade Secrets” shall have the meaning set forth in Section 2.2.2.

1.15. “Encumbrance” shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.16. “Equipment Supply Contract” shall have the meaning set forth in the recitals hereto.

1.17. “Fees” shall have the meaning set forth in Section 3.

1.18. “Financing Contingency” shall have the meaning set forth in Section 13.2.

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1.19. “Force Majeure” shall mean an event or circumstance which is beyond the control and without the fault or negligence of the party affected and which by the exercise of reasonable diligence the party affected was unable to prevent provided that event or circumstance is limited to the following: (i) riot, war, invasion, act of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection of military or usurped power, or requisition or compulsory acquisition by any governmental or non-governmental entity, army or combatant; (ii) ionizing radiation or contamination, radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive or other hazardous properties of any explosive assembly or nuclear component; (iii) pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds; (iv) earthquakes, flood, fire or other physical natural disaster, but excluding weather conditions regardless of severity; and (v) strikes at a national level or industrial disputes by labor not employed by the affected party, its contractors, subcontractors or its suppliers and which affect an essential portion of the obligation(s) to be performed but excluding any industrial dispute which is specific to the performance of the obligation(s) or this Agreement.

1.20. “GAAP” means generally accepted accounting principles, consistently applied.

1.21. “Governmental Authorization” means any consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

1.22. “Governmental Body” means any governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

1.23. “Gross Sales” means the gross revenues earned and actually received by or credited to Licensee, a Permitted Assignee and/or sub-licensees (based on the cash basis of accounting in accordance with GAAP) from sales of diesel fuel, naphtha and other byproducts from the processing of plastic feedstocks using the Licensed Technology.

1.24. “Initial Order” shall have the meaning set forth in the Equipment Supply Contract.

1.25. “Know-How” shall mean proprietary and non-proprietary information relating to the Technology.

1.26. “Knowledge” means, with respect to an individual, “Knowledge” of a particular fact or other matter if:

(i) that individual is actually aware of that fact or other matter; or

(ii) a reasonably prudent individual would have conducted a reasonably comprehensive investigation of that fact or other matter and, in the course of doing so, could be expected to become aware of that fact or other matter.

1.27. “Knowledge” means, with respect to a Person (other than an individual), “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, member, manager or trustee of such Person (or in any similar capacity) has, at the time with respect to which the term is used, “Knowledge” of such fact or other matter by which an individual would have such “Knowledge.”

1.28. “License” shall have the meaning set forth in Section 2.1.

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1.29. “License Fee” shall have the meaning set forth in Section 3.

1.30. “Licensed Technology” means the Technology that is owned, held, used or licensed by P2O with the right to assign or sub-license the same, and necessary for Licensee’s operation of Processing Equipment and/or use of catalyst purchased under the Catalyst Supply Agreement for the Processing Business.

1.31. “MMRU Agreement” shall have the meaning set forth in the recitals hereto.

1.32. “Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

1.33. “P2O’s Business” means the development and licensing of proprietary technology for the processing of waste feedstocks through the controlled use of thermal conversion techniques and processes and as part of such technology, the development of proprietary formulae for catalyst used as part of such processes, and the production and sale of processing machinery and related equipment utilizing and the deploying such proprietary technology.

1.34. “Patents” shall have the meaning set forth in Section 1.45.

1.35. “Permitted Assignee” shall have the meaning set forth in Section 6.1.

1.36. “Person” means any person or entity of every kind and is to be construed as broadly as possible.

1.37. “Personnel” shall have the meaning set forth in the Equipment Supply Contract.

1.38. “Pilot Program” has the meaning set forth in Section 13.1.

1.39. “Pilot Program Contingency” has the meaning set forth in Section 13.1.

1.40. “Processing Business” means the processing of plastic and, when reasonably necessary, used oil, into diesel fuel, naphtha and other byproducts through the controlled use of thermal conversion and/or pyrolysis techniques and processes using the Processing Equipment and catalyst supplied in accordance with the Catalyst Supply Agreement for the deployment of the Licensed Technology.

1.41. “Processing Equipment” shall have the meaning set forth in the recitals hereto and described in Attachment 1.

1.42. “Processing Facility” means a facility operated or to be operated by or for Licensee for deployment of the Licensed Technology in connection with the Processing Business where at least one or more units of the Processing Equipment is or is intended to be located and operated.

1.43. “Receiving Party” shall have the meaning set forth in Section 8.1.

1.44. “Representatives” means a party’s and its Affiliates’ employees, officers, directors, consultants and legal advisors.

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1.45. “Technology” shall mean all inventions, whether patentable or not, prototypes, Confidential Information, designs, drawings, software, controllers, conceived and/or developed by P2O and related to the Processing Business, as the same may be reengineered and/or updated from time to time, including:

(i) all patents, patent applications, continuations, and continuations in part and any renewal rights with respect thereto (collectively, “Patents”);

(ii) all registered and unregistered copyrights (collectively, “Copyrights”);

(iii) all inventions and discoveries that may be patentable, know-how, trade secrets, moral rights, confidential information, customer lists, software, programs or applications (in both source and object code form), prototypes, designs, technical information, data, process technology, engineering and manufacturing information, procedures, specifications, rights in mask works, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(iv) all licenses, internet websites, internet domain names and other rights held by or on behalf of P2O and used in connection with the Processing Business, in any third party product, intellectual property, proprietary or personal rights, documentation or tangible or intangible property, including the types of intellectual property and intangible proprietary information set out immediately above.

1.46. “Term” shall mean the period commencing with the Effective Date and expiring on the twentieth (20th) anniversary of the Effective Date.

1.47. “Territory” shall mean the United States of America.

1.48. “Trade Secrets” has the meaning set forth in Section 1.45.

2.	Grant of License.

2.1. Subject to the terms and conditions in this Agreement, P2O hereby grants and conveys to Licensee a non-exclusive license (the “License”) to use and apply the Licensed Technology in the Territory for the Term, solely for the processing of plastic feedstocks using Processing Equipment purchased from P2O under the Equipment Supply Contract and with catalyst purchased under the Catalyst Supply Agreement or as otherwise produced in the case of a Catalyst Supply Failure. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) the Licensed Technology includes the Catalyst Technology only upon and only for the duration of a Catalyst Supply Failure during the Term, if any; and (ii) the License to use and apply the Catalyst Technology to produce catalysts, is granted only upon, and exists only for the duration of, a Catalyst Supply Failure during the Term, if any. The License may not be assigned nor may Licensee sub-license the Licensed Technology other than in accordance with the provisions of Section 6 of this Agreement.

2.2. License Restrictions.

2.2.1. Without limiting the generality of the foregoing, Licensee’s rights to the Licensed Technology do not extend beyond those specifically set forth in this Agreement, and except for the rights and licenses granted by P2O hereunder, this Agreement does not grant to Licensee or any other Person, any right, title, or interest by implication, estoppel, or otherwise.

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2.2.2. Notwithstanding anything to the contrary herein, all Licensed Technology supplied by P2O is and shall remain the sole and exclusive property of P2O. Licensee, by purchasing catalyst under the Catalyst Supply Agreement and/or purchasing Processing Equipment under the Equipment Supply Contract, acknowledges and agrees that such catalyst and Processing Equipment embodies and/or utilizes P2O’s valuable intellectual property, know-how and trade secrets, including, without limitation, confidential, proprietary information associated with the design, operation and use of the Processing Equipment and the formula of the catalyst (collectively, the “Embodied Trade Secrets”). Licensee hereby agrees, represents and warrants that it will not, nor, other than the performance by P2O of its obligations under the MMRU Agreement, will it aid, assist or permit any other Person to: (i) tamper with the Processing Equipment and catalyst, (ii) utilize any imaging equipment or other modality to reveal the inner structures and/or designs of the Processing Equipment, (iii) attempt to disassemble or reverse engineer the Processing Equipment or catalyst, or (iv) otherwise discover and/or utilize any of the Embodied Trade Secrets. Licensee further agrees, represents and warrants that it will not disclose, nor will it aid, assist or permit any other Person to disclose any Licensed Technology or any information which it may learn or discover about the materials and methods of construction, design, assembly, functioning, geometries, measurements, tolerances, and operation of the Processing Equipment or the formula of the catalyst other than as may be necessary to produce or have produced catalyst during a Catalyst Supply Failure. Licensee furthermore agrees that Licensee shall be liable to P2O for any and all actual and potential, direct and indirect, incidental and consequential damages, including, without limitation, lost profits, arising from or related to any violation of these provisions, as well as any and all equitable relief as a court may impose, to remedy any such violation. In addition, Licensee agrees and binds itself to make no claim by means of possession to any right, title or interest either by means of patent application, trademark, trade secret or other proprietary right with regard to results derived from, or based upon, the Licensed Technology, any Processing Equipment or any catalyst. Nothing in this Agreement shall be construed as granting to Licensee any license or grant of intellectual property rights, other than the license expressly granted in Section 2.1.

2.3. The parties acknowledge that there may be patentable technology included in the Licensed Technology. The parties agree that P2O’s rights are not limited to patent rights and that Licensee is licensing the Licensed Technology in all jurisdictions specified in the Territory regardless of the existence or non-existence of patents in effect in any one or more jurisdictions encompassed in the Territory. P2O retains all rights with respect to filing, prosecution, maintenance and enforcement of the patents (or any patent applications) relating to the Licensed Technology.

2.4. Inventions, whether patentable or not, conceived and/or developed in connection with the development and operation of the Licensed Technology, whether developed under the Licensed Technology or otherwise, shall be the sole and exclusive property of P2O, and shall be included in the Licensed Technology subject to the license rights established hereunder.

2.5. The parties agree to notify each other in writing of any actual or threatened infringement by a third party of any patent, or of any claim of invalidity, unenforceability, or non-infringement of any patent relating to the Licensed Technology.

2.6. P2O shall retain all recoveries arising out of prosecutions of infringers by P2O except for: (i) recoveries relating to actual damages suffered by Licensee and (ii) an amount from any such recoveries to compensate Licensee for Licensee’s reasonable costs and expenses incurred in connection with such recoveries, including without limitation attorney fees and disbursements, and Licensee shall, if requested, provide reasonable assistance to P2O in connection with the prosecution of such claims. Reasonable assistance is defined as providing supporting documentation, information on contacts and legal agreements, etc.

2.7. P2O shall have the right to control the defense of any claim of invalidity, unenforceability, or non-infringement of any patent relating to the Licensed Technology. Licensee shall, if requested, provide reasonable assistance to P2O in connection with the defense of such claims. Reasonable assistance is defined as providing supporting documentation, information on contacts and legal agreements, etc.

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2.8. [Intentionally omitted.]

2.9. Escrow. Within fourteen (14) calendar days of the earlier of: (1) the Initial Order as defined in the Equipment Supply Contract; or (2) any order of Processing Equipment under an agreement between the parties pursuant to Section 23 of the Equipment Supply Contract; P2O will (i) provide to the Licensee an encrypted hard drive containing the formula and a description of the Know-How necessary to produce the catalyst according to the formula, and (ii) deposit the private key necessary to decrypt the encrypted hard drive with an escrow agent acceptable to both parties. Upon the occurrence of a Catalyst Supply Failure, the escrow agent shall release the private key necessary to decrypt the encrypted hard drive to Licensee, and Licensee shall have the right to use the key to decrypt the encrypted hard drive. Upon the conclusion of a Catalyst Supply Failure, Licensee will return the encrypted hard drive and any information obtained or derived from the encrypted hard drive, P2O will provide a newly encrypted hard drive to the Licensee and deposit a corresponding private key with the escrow agent accordingly, and the foregoing conditions, limitations and rights shall apply to the new encrypted hard drive.

3.	License Fee.

3.1. In consideration for the License granted hereunder, P2O shall receive a royalty of five percent (5%) of all Gross Sales (the “License Fee”) and any fees due under Section 6.2 below (collectively, the “Fees”). The Fees shall be due and payable to P2O on a monthly basis for all Gross Sales in a particular calendar month during the Term (or a partial month), in arrears and no later than thirty (30) days after the end of the calendar month for which the Fees apply. The expiration of the Term notwithstanding, Licensee shall owe P2O the License Fee as provided under this Agreement for all Gross Sales.

3.2. Payment Statement. On or before the due date for all payments to P2O pursuant to Section 3.1, Licensee shall provide P2O with a statement showing the quantities sold and fees received, making up the Gross Sales corresponding to such payment to P2O and such other particulars as are necessary for an accurate accounting of the payments made pursuant to this Agreement.

3.3. Late Payment. If payments are not received by P2O by the due date, Licensee shall pay to P2O interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of 1.5% per month, or if lower, the maximum amount permitted under Applicable Law.

3.4. No Set-off Right. Licensee shall not, and acknowledges that it will have no right, under this Agreement, the Equipment Supply Contract, the Catalyst Supply Agreement, or any other agreement, document or Law, to withhold, offset, recoup or debit any amounts owed (or to become due and owing) to P2O or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by P2O, whether relating to P2O’s breach or non-performance of this Agreement or any other agreement(s) of the parties.

4.	Records and Audit.

4.1. Records. For the Term and a period of five years from any termination or expiration of this Agreement, Licensee shall keep complete and accurate records of its sales, uses, transfers and other dispositions of products making up the Gross Sales necessary for the calculation of payments to be made to P2O hereunder.

4.2. Audit.

4.2.1. P2O, at its own expense, may at any time within five years after receiving any payment statement from Licensee, but not more often than once per calendar year, nominate an independent Certified Public Accountant (the “Auditor”) who shall have access to Licensee’s records, including without limitation, access to any servers or other computer equipment that maintains the process database, during Licensee’s normal business hours for the purpose of verifying all payments made under this Agreement.

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4.2.2. P2O shall provide to Licensee a copy of the Auditor’s audit report within thirty days of P2O’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay P2O the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 3.3, within thirty days after Licensee’s receipt of the audit report. If payments made by Licensee are found to be deficient by more than five percent, Licensee shall pay for the reasonable cost of the audit.

5.	Warranties and Representations.

5.1. Mutual Representations and Warranties. Each party represents and warrants to the other party that as of the date of this Agreement:

5.1.1. it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the party; and

5.1.2. when executed and delivered by such party, this Agreement constitutes the legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms; and the party has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement;

5.1.3. neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of any provision of the organizational documents of the party or any resolution adopted by the board of directors or stockholders of the party;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which the party or, in the case of P2O, the Licensed Technology, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the party and that otherwise relates to the party’s Processing Business or, in the case of P2O, the ownership or use of any of the Licensed Technology;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract under which the party has or may acquire any rights, under which the party has or may become subject to any obligations or liability, or by which the party or any of the assets owned or used by it is or may become bound; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Licensed Technology.

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5.2. P2O represents and warrants to Licensee as follows:

5.2.1. Consents and Notices. P2O is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

5.2.2. Rights to the Licensed Technology; Encumbrances. P2O owns all rights in the Licensed Technology and the Licensed Technology is free and clear of all Encumbrances.

5.2.3. Compliance with Applicable Laws; Governmental Authorizations.

5.2.3.1. Regarding P2O’s Business and the Licensed Technology:

(i) each of P2O’s Business and the Licensed Technology is, and at all times has been, in full compliance with each Applicable Law that is or was applicable to it or its conduct or any ownership or use of the Licensed Technology, including the possession of all required Governmental Authorizations;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) could be reasonably expected to result in a violation by P2O of, or a failure on the part of P2O to comply with, any Applicable Law, including the requirements of all Governmental Authorizations, or may give rise to any obligation on the part of P2O to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) P2O has not received any notice or communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Applicable Law or any actual, alleged, or potential obligation on the part of P2O to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.2.4. There is no Governmental Authorization that is necessary to be held by P2O that pertains to P2O’s Business.

5.2.5. P2O has not received any written notice regarding any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization with respect to P2O’s Business or any aspect of the Licensed Technology, or any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations set forth in Section 5.2.4 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to those Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Section 5.2.4 collectively constitute all of the Governmental Authorizations necessary to permit P2O to lawfully conduct and operate P2O’s Business and utilize the Licensed Technology for the purposes of the Pilot Program.

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5.2.6. Legal Proceedings. There is no Proceeding that has been commenced against P2O that relates to or may affect P2O’s Business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of P2O, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

5.2.7. Orders.

5.2.7.1. There is no Order to which P2O is subject that relates to or may affect P2O’s Business and prevent the grant of the License hereunder.

5.2.7.2. To the Knowledge of P2O, no officer, director, agent or employee of P2O is subject to any Order that prohibits that officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to P2O’s Business.

5.2.7.3. P2O is and has been in full compliance with all of the terms and requirements of each Order to which it has or has been subject that relates to or affects P2O’s Business or to which any of the Licensed Technology is or has been subject.

5.2.7.4. No event has occurred or circumstance exists that could reasonably be expected to result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which P2O is or has been subject that relates to or affects P2O’s Business.

5.2.7.5. P2O has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with any term or requirement of any Order to which P2O’s Business or to which any of the Licensed Technology is or has been subject.

5.2.8. Intellectual Property.

5.2.8.1. The Licensed Technology consists solely of property and rights that are (i) owned by P2O, (ii) in the public domain or (iii) validly licensed to P2O with the right to assign or sub-license the same. P2O is the sole owner worldwide of all right, title and interest in and to the Licensed Technology or has the right to use for purposes of this Agreement without payment, free and clear of any Encumbrances or rights of others (including claims of employees, agents, consultants or others involved in the creation, development, marketing, maintenance or enhancement of intellectual property of any kind for or on behalf of P2O) except to the extent the Licensed Technology is in the public domain.

5.2.8.2. The Licensed Technology is all that is necessary for the operation of the Processing Equipment and use of any catalyst purchased under the Catalyst Supply Agreement and for the production of catalyst in the event of a Catalyst Supply Failure. None of the Licensed Technology comprised of non-perpetual, non-fully paid-up licenses to P2O has been incorporated into or made part of any Licensed Technology owned by P2O or any other Licensed Technology licensed by P2O and P2O is in full compliance with all provisions of any contract pursuant to which it has rights to use intellectual property asset of third parties.

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5.2.8.3. All former and current employees of P2O involved in the conduct of P2O’s Business or in the creation, development, marketing, maintenance or enhancement of any of the Licensed Technology have executed written contracts that assign to P2O all rights to any inventions, improvements, discoveries or information relating to P2O’s Business or the Licensed Technology and no employee of P2O involved in P2O’s Business has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than P2O.

5.2.8.4. All of the issued Patents, if any, and all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due during the Term.

5.2.8.5. No Patent has been or is now involved in any interference, reissue, reexamination, threatened reexamination or opposition proceeding. To P2O’s Knowledge, there is no patent or patent application of any third party that claims conflict with, is in the same field as, or that limits the expansion of, the Patents.

5.2.8.6. To P2O’s Knowledge, all products made, used or sold under the Patents have been marked with the proper patent notice and all works encompassing the Copyrights have been marked with a copyright notice.

5.2.8.7. With respect to each Trade Secret for which documentation exists, the documentation relating to that Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

5.2.8.8. P2O has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets.

5.2.8.9. P2O has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets forming part of the Licensed Technology. The Trade Secrets are not part of the public knowledge or literature and, to P2O’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than P2O) or to the detriment of P2O. No such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

5.2.8.10. None of the products manufactured or sold nor any process or know-how used, distributed or licensed by P2O in connection with P2O’s Business infringes or is alleged to infringe any patent, copyright or other intellectual property rights of any other Person and, to the Knowledge of P2O, no other Person is infringing any Patent, Copyright or other intellectual property rights of P2O with respect to P2O’s Business or the Licensed Technology nor to P2O’s Knowledge is there any basis for any such claim.

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5.3. Disclaimer of P2O Representations and Warranties. EXCEPT FOR THE LIMITED WARRANTY SET FORTH UNDER SECTION 9.1 OF THE EQUIPMENT SUPPLY CONTRACT AND RELATED OBLIGATIONS TO REMEDY IN SECTION 9.5 OF THE EQUIPMENT SUPPLY CONTRACT (AND DESCRIBED IN THE MMRU AGREEMENT), P2O EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF ANY PATENT(S), THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED TECHNOLOGY AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY P2O INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, P2O SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY LICENSED TECHNOLOGY.

6.	Assignability and Sub-Licenses.

6.1. Licensee shall have the right to assign all its right, title and interest in this Agreement to a third party in which Licensee has a direct or indirect economic interest (a “Permitted Assignee”) provided Licensee is not in material default hereunder or a cure or grace period applicable to an event of default shall not have expired and the Permitted Assignee executes an instrument expressly assuming all such right, title interest and the obligations to be performed in connection with this Agreement that relate to the License Fee payable by such Permitted Assignee in accordance with this Agreement.

6.2. With the prior written approval by P2O, Licensee or a Permitted Assignee shall have the right to enter into from time to time one or more sub-licenses of the Licensed Technology provided Licensee is not in material default hereunder or a cure or grace period applicable to an event of default shall not have expired; provided, however, Licensee or a Permitted Assignee, as applicable, shall remit to P2O one-half of any amount collected by Licensee from such sub-licensee (including, without limitations, royalties and other fees paid to Licensee) that exceeds the License Fee paid to P2O hereunder.

6.3. Upon or in connection with any assignment or sub-license permitted under this Section 6, upon Licensee’s request, P2O agrees to execute an estoppel certificate regarding the status of this Agreement and to immediately deliver the same to Licensee.

6.4. Each sub-licensee and Permitted Assignee shall agree to be bound by all of the obligations, terms and conditions that obligate, bind or affect Licensee under this License Agreement to the extent that such obligations, terms and conditions are relevant given the nature of the rights granted by Licensee to any given sub-licensee or Permitted Assignee. Licensee shall be and remain responsible for the performance by each sub-licensee of all of such sub-licensee(s)’s obligations provided herein. Any failure by Licensee to fulfill its obligations with respect to the oversight and supervision of its sub-licensees shall be, and be deemed to be, a breach of this Agreement by Licensee. Notwithstanding anything to the contrary in this Agreement, no assignment shall relieve the Licensee of any of its obligations and liabilities for any breach of confidentiality or for any infringement or misappropriation of intellectual property rights, including any breach of Section 2.2.2 above; and Licensee shall be and remain responsible for the performance by a Permitted Assignee of all of such Permitted Assignee’s obligations with respect to confidentiality provided herein.

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7.	Referrals.

7.1. In the event of any contact which P2O or any Affiliate of P2O receives or makes with any Person regarding the deployment of the Technology in the processing of feedstocks, and where such Person does not have the need or desire, in P2O’s reasonable opinion, to purchase Processing Equipment from P2O, P2O shall refer all such Persons to Licensee. No fee other than the License Fee payable hereunder in the manner set forth in Section 3 above shall be due and payable for any such referrals.

8.	Confidentiality.

8.1. Scope of Confidential Information. From time to time during the Term, either party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, confidential information and materials comprising or relating to intellectual property rights, including without limitation, trade secrets, third-party confidential information, the Licensed Technology, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 8 by the Receiving Party or any of its Representatives;

(ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(iii) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(iv) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(v) is required to be disclosed pursuant to Applicable Law.

8.2. Protection of Confidential Information. The Receiving Party shall, for during the Term and extending five years from any expiration or termination of this Agreement:

(i) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(iii) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

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Notwithstanding the foregoing, any Confidential Information that constitutes a trade secret shall not be subject to such five (5) year term, but shall continue to be subject to the obligations of confidentiality and non-use set forth in this Agreement for as long as such Confidential Information remains a trade secret under New York law (including New York’s version of the Uniform Trade Secrets Act if and when adopted).

8.3. The Receiving Party shall be responsible for any breach of this Section 8 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 9.3, promptly return all Confidential Information and copies thereof, or destroy and certify such destruction of all Confidential Information and copies thereof, that it has received under this Agreement.

9.	Termination.

9.1. P2O’s Right to Terminate. P2O may terminate this Agreement upon written notice to Licensee:

9.1.1. If Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) days after P2O’s written notice to make such payment, including the payment of interest in accordance with Section 3.3;

9.1.2. if Licensee materially breaches any material provision of this Agreement (other than through a failure to pay any amounts due under this Agreement), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Licensee within thirty days after Licensee’s receipt of written notice of such breach;

9.1.3. if Licensee (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

9.1.4. if P2O terminates any other agreement between P2O and Licensee, due to Licensee’s breach or non-performance thereof in accordance with and as provided under such agreement; or

9.1.5. as provided under and in accordance with Section 13.3 hereof.

9.2. Licensee’s Right to Terminate. Licensee may terminate this Agreement upon written notice to P2O:

9.2.1. if P2O materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by P2O within thirty days after P2O’s receipt of written notice of such breach;

9.2.2. if P2O (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

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9.2.3. if Licensee terminates any other agreement between P2O and Licensee, due to P2O’s breach or non-performance thereof in accordance with and as provided under such agreement; or

9.2.4. as provided under and in accordance with Section 13.3 hereof.

9.3. Effect of Termination.

9.3.1. Upon any expiration or termination of this Agreement, the License will immediately terminate.

9.3.2. [Intentionally omitted.]

9.3.3. Upon the expiration or earlier termination of this Agreement, Licensee shall promptly:

(i) remove all references to P2O in Licensee’s letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between Licensee and P2O;

(ii) immediately cease using any and all Licensed Technology, trademarks, logos and copyrighted materials related to the Licensed Technology;

(iii) return to P2O or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on P2O’s Confidential Information;

(iv) permanently erase all of P2O’s Confidential Information from its computer systems; and

(v) certify in writing to P2O that it has complied with the requirements of this clause.

9.3.4. Upon the expiration or earlier termination of this Agreement, P2O shall promptly:

(i) remove all references to Licensee in P2O’s letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between P2O and Licensee;

(ii) return to Licensee or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Licensee’s Confidential Information;

(iv) permanently erase all of Licensee’s Confidential Information from its computer systems; and

(v) certify in writing to Licensee that it has complied with the requirements of this clause.

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9.4. Survival. The rights and obligations of the parties set forth in Section 1 (Definitions), Section 2.2 (License Restrictions), Section 3 (License Fee), Section 5 (Warranties and Representations, Section 8 (Confidentiality), Section 9.3 (Effect of Termination), Section 11 (Indemnification), Section 12 (Notices) and Section 13 (Miscellaneous Provisions), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

10.	Limitations of Liability.

10.1. Exclusion of Consequential and Other Indirect Damages. EXCEPT FOR ANY MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION BREACHES OF SECTION 2.2 (LICENSE RESTRICTIONS), ANY FRAUDULENT WARRANTY OR REPRESENTATION HEREUNDER, AND BREACHES OF SECTION 8 (CONFIDENTIALITY), TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

10.2. Maximum Liability for Damages. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION BREACH OF THE LICENSE RESTRICTIONS, IN NO EVENT SHALL EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS CONTRACT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF (i) THE AMOUNTS PAID OR TO BE PAID FOR PROCESSING EQUIPMENT FOR WHICH A PURCHASE ORDER HAS BEEN DELIVERED AND ACCEPTED BUT NOT YET FILLED AT THE TIME OF THE EVENT GIVING RISE TO THE CLAIM PLUS (ii) AN AMOUNT EQUAL TO ONE-HALF (1/2) THE AMOUNT DETERMINED PURSUANT TO PRECEDING CLAUSE (i).

10.3. ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CUSTOMER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY P2O, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

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11.	INDEMNIFICATION; INSURANCE

11.1. Licensee Indemnification. Subject to the terms and conditions of this Agreement, Licensee (as “Indemnifying Party”) shall indemnify, defend and hold harmless P2O and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the reasonable cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), arising out or resulting from any Claim of a third party alleging:

(a)	any grossly negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any willful misconduct) in connection with the performance of its obligations under this Agreement; or

(b)	any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Indemnifying Party or its Personnel; or

(c)	any failure by Indemnifying Party or its Personnel to comply with any applicable laws.

11.2. Insurance. During the Term, Licensee shall, at its own expense, maintain and carry in full force and effect, commercial general liability with coverage in an amount of no less than $1,000,000 single occurrence and in the aggregate, with financially sound and reputable insurers, and upon P2O’s reasonable request, shall provide P2O with a certificate of insurance evidencing the insurance coverage specified in this Section 11.2. Licensee shall provide P2O with thirty (30) days’ advance written notice in the event of a cancellation or material change in such insurance policy.

12.	Notices.

12.1. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

P2O’s Address:	Plastic2Oil, Inc.
20 Iroquois Street
Niagara Falls, NY 14303
Attn.: Richard W. Heddle, President & CEO

With a copy sent to:	Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202
Attn.: Alfonzo I. Cutaia, Esq.

Licensee’s Address:	EcoNavigation, LLC
1600 Moseley Road, Suite 200
Victor, NY 14564
Attn.: Mark D. Ragus, President

With a copy sent to:	Lane Law PLLC
1400 Crossroads Building
2 State Street
Rochester, NY 14614
Attn.: Gregory W. Lane, Esq.

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Notices sent in accordance with this Section 12 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

12.2. Notice will be given to such other representatives or at such other addresses as a party may furnish to the other party entitled to notice pursuant to the foregoing. If notice is given pursuant to Section 9 of a permitted successor or assign of a party, then notice will thereafter be given as set forth above also to such successor or assign of such party.

13.	Contingencies.

13.1. Pilot Program Contingency. Licensee’s obligations under this Agreement shall be and hereby are contingent upon the institution, completion by that date which is one hundred twenty (120) days after the Effective Date (which date may be extended for an additional thirty (30) days at Licensee’s option upon prior written notice to P2O), and Licensee’s acceptance, in its sole discretion, of the results of, of a pilot test program (the “Pilot Program”), whereby Licensee shall utilize, on terms mutually agreeable to P2O and Licensee, P2O’s facility (the “Test Facility”) at 20 Iroquois Street, Niagara Falls, New York (the “Pilot Program Contingency”) to ascertain Licensee’s willingness to go forward with the transactions contemplated herein, and, if so ascertained, to establish Minimum Performance Levels for the Initial Order and using the relevant feedstock. Immediately upon the execution and delivery of this Agreement by the parties hereto, the parties shall in good faith diligently negotiate the terms of an agreement for use of the Test Facility for the Pilot Program.

13.2. Financing Contingency. Licensee’s obligations under this Agreement shall be and hereby are contingent upon Licensee obtaining funding for (i) the Pilot Program on terms acceptable to Licensee in its sole discretion, on or before that date which is thirty (30) calendar days after the Effective Date, and (ii) the Initial Order and working capital in amounts and upon terms acceptable to Licensee in Licensee’s sole discretion, on or before that date which is sixty (60) days after Licensee’s written notice of removal or satisfaction of the Pilot Test Contingency.

13.3. Right to Terminate. In the event any of the Contingencies hereunder shall not be satisfied or waived in writing on or before the date specified herein for the satisfaction of the same, either party hereto may terminate this Agreement upon five (5) calendar days’ notice to the other; provided, however, that any such termination notice delivered by P2O shall be null and void if Licensee, upon receipt of P2O’s termination notice, delivers written notice to P2O prior to the expiration of the five-day period of P2O’s notice removing the Contingency or Contingencies upon which P2O’s notice of termination was based.

14.	Miscellaneous Provisions.

14.1. Further Assurances. The parties hereto shall: (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

14.2. Jurisdiction; Service of Process. All actions or proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) will be brought solely in the state or federal courts located in or for Monroe County, New York. Each party hereby unconditionally and irrevocably consents to the jurisdiction of those courts and waives its rights to bring any action or Proceeding against the other party except in those courts. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement. If any party seeks to enforce its rights under this Agreement, the parties will request the court to try the claims between the parties hereto without submitting the matter to the jury.

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14.3. Waiver. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. To the extent permitted by Applicable Law: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.4. Entire Agreement and Modification. This Agreement: (i) supersedes all prior agreements between the parties with respect to their subject matter and (ii) together with all Schedules, Exhibits, and any other documents incorporated herein by reference, constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.

14.5. Assignments and Successors. Except as expressly provided in this Agreement, neither party may assign any of its rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

14.6. No Third Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their successors and assigns.

14.7. Severability. If any provision of this Agreement not essential to accomplishing the purposes of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.8. Time is of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. If the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls on a day that is not a Business Day, then the party having such privilege or duty will have until 5:00 p.m. (its local time) on the next succeeding Business Day to exercise its privilege or to discharge its duty.

14.9. Expenses. Except for the provisions of Section 4.2, and subject to the provisions of Section 3 hereof, the parties hereto will bear their own expenses incurred in connection with the negotiation, drafting, implementation and performance of this Agreement.

14.10. Governing Law. This Agreement, including issues arising out of or related to this Agreement, shall be governed by the laws of the State of New York.

14.11. Compliance with the Law. Licensee shall comply with all applicable laws, regulations and ordinances. Licensee shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement and uses contemplated under this Agreement.

14.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.13. Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

[No further text this page; signature page follows.]

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[Signature Page to Technology License and Referral Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

PLASTIC2OIL, INC., a Nevada corporation

By:	/s/ Richard W. Heddle
Richard W. Heddle
President & CEO

ECONAVIGATION, LLC, a New York limited liability company

By:	/s/ Mark D. Ragus
Mark D. Ragus
President

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Attachment 1

Description of Current Technology Equipment:

Equipment within scope of P2O Processor:

P2O supplies the proprietary processing equipment to convert waste plastic and waste oil into fuel. The equipment includes in feed system and assembly, kilns, residue removal and distillation towers. The Licensee is responsible for the balance of plant support equipment, piping, installation, site, permits, resources, and fuel storage.

I. Plastic2Oil Processor

1.	In feed systemand assembly:

a. Slides gates and isolation spool

b. Nitrogen valves and connection

c. Waste oil connection

d. Floating spool head

e. Hydraulic Pack and Valve Assembly

2.	Rotary Kilns and associated modules:

a. Rotary Kiln 21’ (premelt)

b. Rotary Kiln 21’ (reactor)

c. Rotary Kiln 10’ (carbon extraction unit)

d. Product transfer mechanisms

e. Proprietary burner assemblies

f. Rotary seals & expansion joints

3.	Flue Gas Assembly:

a. Blower

4.	Distillation Towers:

a. Five fuel towers

b. One residue removal tower

c. Cyclone system

5.	Off-gas Management skid

a. Compressor skid

6.	Piping*

Licensee is responsible for all interconnections and piping between modules (kilns and distillation towers, as well as all utilities and water service).

*Due to the proprietary nature of the process, the above list, and the equipment supplied by P2O comprising a Processor, does not include all components necessary to be operational. The facility, interconnecting piping, utilities, etc. are all necessary components in order to use the Processor and run the process. Plastic2Oil, Inc. is not responsible for any third party installation or engineering work.

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